Exhibit 99.1

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2017

ANDOVER, MA -- (Marketwired - April 25, 2017) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2017. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2017 increased to $54,462,000, compared to $46,027,000 for the corresponding period a year ago, and increased from $48,085,000 for the fourth quarter of 2016. First quarter bookings increased to $57,891,000 from $49,000,000 for the corresponding period a year ago, and increased from $55,082,000 for the fourth quarter of 2016.

Gross margin increased to $23,652,000 for the first quarter of 2017, compared to $19,316,000 for the corresponding period a year ago, and increased from $21,499,000 for the fourth quarter of 2016. Gross margin, as a percentage of revenue, increased to 43.4% for the first quarter of 2017, compared to 42.0% for the first quarter of 2016, but decreased from 44.7% for the fourth quarter of 2016.

Net loss for the first quarter was ($974,000), or ($0.02) per share, compared to a net loss of ($5,351,000), or ($0.14) per share, for the corresponding period a year ago and a net loss of ($2,688,000), or ($0.07) per share, for the fourth quarter of 2016.

Cash used for operating activities totaled $1,347,000 for the first quarter of 2017, compared to cash used for operating activities of $834,000 for the corresponding period a year ago. Cash and cash equivalents sequentially decreased by $3,343,000 to approximately $52,827,000 at the end of the first quarter of 2017 from $56,170,000 at the end of the fourth quarter of 2016.

Total backlog at the end of the first quarter of 2017 was $51,732,000, compared to $48,371,000 at the end of 2016.

Speaking to the first quarter's results, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Financial performance fell short of consolidated net profitability because of manufacturing inefficiencies related to ramping new products. Notably, shipments of 48V to Point-of-Load solutions for datacenter servers rose by a third sequentially concurrently with the start of a steeper ramp of AC to 48V and 48V to Power-on-Package ("PoP") solutions for an advanced supercomputing installation taking place in Q2. A sequential increase in consolidated bookings and a strengthening book-to-bill ratio bode well for projected sequential increases in quarterly revenues and profitability in 2017."

Dr. Vinciarelli continued, "Design-in activity of advanced products in datacenter, supercomputing, artificial intelligence, machine learning, autonomous driving, and aerospace applications led to design wins for powering next generation GPUs, CPUs, and ASICs, whose escalating current requirements necessitate higher density power system solutions, on the motherboard or, preferably, within the ASIC package (PoP). Customers recognize that Vicor's power system technology enables competitive advantages in a rapidly evolving compute landscape."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 25, 2017 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 77101714. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 10, 2017. The replay dial-in number is 888-286-8010 and the Passcode is 77516145. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2016, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                         QUARTER ENDED
                                                          (Unaudited)

                                                   ------------------------
                                                     MAR 31,      MAR 31,
                                                       2017         2016
                                                   -----------  -----------

Net revenues                                       $    54,462  $    46,027
Cost of revenues                                        30,810       26,711
                                                   -----------  -----------
  Gross margin                                          23,652       19,316

Operating expenses:
  Selling, general and administrative                   14,023       14,016
  Research and development                              11,007       10,729
                                                   -----------  -----------
    Total operating expenses                            25,030       24,745
                                                   -----------  -----------

Loss from operations                                    (1,378)      (5,429)

Other income (expense), net                                325           75
                                                   -----------  -----------

Loss before income taxes                                (1,053)      (5,354)

Less: (Benefit) provision for income taxes                 (99)          22
                                                   -----------  -----------

Consolidated net loss                                     (954)      (5,376)

Less: Net income (loss) attributable to
 noncontrolling interest                                    20          (25)
                                                   -----------  -----------

Net loss attributable to Vicor Corporation         $      (974) $    (5,351)
                                                   ===========  ===========

Net loss per share attributable to Vicor
 Corporation:
    Basic                                          $     (0.02) $     (0.14)
    Diluted                                        $     (0.02) $     (0.14)

Shares outstanding:
    Basic                                               39,070       38,794
    Diluted                                             39,070       38,794

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     MAR 31,      DEC 31,
                                                       2017         2016
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    52,827  $    56,170
    Accounts receivable, net                            29,978       25,216
    Inventories, net                                    27,429       27,136
    Other current assets                                 3,446        3,250
                                                   -----------  -----------
      Total current assets                             113,680      111,772

Deferred tax assets                                         39           38
Long-term investments                                    2,526        2,508
Property, plant and equipment, net                      38,100       37,574
Other assets                                             2,226        2,175
                                                   -----------  -----------

                                                   $   156,571  $   154,067
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     9,090  $     7,588
    Accrued compensation and benefits                    8,675        8,965
    Accrued expenses                                     2,104        2,179
    Income taxes payable                                   104           92
    Deferred revenue                                     4,527        3,403
                                                   -----------  -----------
      Total current liabilities                         24,500       22,227

Long-term deferred revenue                                 356          374
Contingent consideration obligations                       208          253
Long-term income taxes payable                             198          196
Other long-term liabilities                                 64            -
                                                   -----------  -----------
      Total liabilities                                 25,326       23,050

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      177,882      176,859
    Retained earnings                                   92,464       93,438
    Accumulated other comprehensive loss                  (413)        (561)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     131,006      130,809
  Noncontrolling interest                                  239          208
                                                   -----------  -----------
    Total equity                                       131,245      131,017
                                                   -----------  -----------

                                                   $   156,571  $   154,067
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com